SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL EMERGING GROWTH FUND, INC.
                             HELD SEPTEMBER 16, 1997

1.   Election of the Board of Directors.

                            For              Withheld

    Davis                5,412,764             87,079
    Ehrle                5,405,141             94,699
    Ferguson             5,415,939             83,901
    Gilbert              5,417,426             82,414
    Griswell             5,417,863             81,977
    Jones                5,420,913             78,927
    Keller               5,417,884             81,956
    Lukavsky             5,409,215             90,625
    Peebler              5,412,828             87,012

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          5,339,041           38,545                122,254

3. Approval of change of fund structure. Name changed to Principal Variable Contract Fund, Inc. MidCap Account effective 1/1/98.

          In Favor            Opposed               Abstain

          5,183,548           122,191               194,101